EXHIBIT 99.1
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         INTERPUBLIC TO REFINANCE EXISTING DEBT WITH $500 MILLION
         PROCEEDS FROM ZERO-COUPON CONVERTIBLE SENIOR NOTES

         New York, NY (December 10, 2001)--The Interpublic Group of Companies, Inc. (NYSE: IPG) has announced its intention to refinance existing debt with $500 million of proceeds from the sale of unsecured zero-coupon convertible senior notes. The notes are expected to have a 20-year maturity and be redeemable at Interpublic's option beginning in 2006. Net proceeds from the offering will be used for the repayment of existing short-term and long-term indebtedness, general corporate purposes and working capital.

         "Interpublic is taking advantage of favorable market conditions to reduce its future borrowing costs," said Sean F. Orr, executive vice president and chief financial officer.

         The Interpublic Group of Companies is one of the world's leading organizations of advertising agencies and marketing services companies. Its four global operating groups are McCann-Erickson WorldGroup, The Partnership, FCB Group and Advanced Marketing Services. Major global brands include Draft Worldwide, Foote, Cone & Belding Worldwide, Golin/Harris International, Initiative Media, Lowe Worldwide, McCann-Erickson, Octagon, Universal McCann and Weber Shandwick.

                                      # # #

         The notes to be offered have not been and, at the time of the offering, will not be registered under the Securities Act of 1933, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

         This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction.